Exhibit 10.1
MakeMusic, Inc.
2008 Executive Compensation Plan
     The Compensation Committee (the “Committee”) of MakeMusic, Inc. (the “Company”) has approved a 2008 Executive Compensation Plan (the “Plan”), which is designed to provide annual incentive awards to certain key employees (“Participants”) based on the achievement of financial objectives. Incentive awards will be comprised of cash, restricted stock units and, at the Committee’s discretion, option grants. The maximum annual incentive to which each Participant is entitled will vary based upon the percentage achievement of certain incentive factors established by the Committee, in relation to annual performance targets established by the Board of Directors.
     The Board of Directors defined 2008 performance targets for each of the five incentive factors that were chosen by the Committee. Each incentive factor was assigned a weight for purposes of the bonus calculations. The incentive factors and their weights are set forth below:

		Incentive
		Factor	Threshold
Financial Objective	Incentive Factor	Weight	Performance
Return on Invested Capital	Operating Margins	35%	80%
	Asset Turns	15%	90%
Sales Growth	Notation Revenue	20%	80%
	SmartMusic Revenue	21%	80%
	SmartMusic Subscriptions	9%	80%
     Before a bonus may be paid under any incentive factor, a minimum percentage of the performance target for that incentive factor target must be achieved, as set forth in the “Threshold Performance” column above. For example, no bonus may be paid under the Operating Margins incentive factor unless the Company’s actual performance is at least 80% of the performance target for that incentive factor.
     The amount of each Participant’s incentive award will be based on a percentage of his or her 2008 base salary. For our Co-Chief Executive Officers and Chief Financial Officer, this percentage ranges from 60%-80% of base salary. The following table indicates, for our Co-Chief Executive Officers and Chief Financial Officer, the bonus target for each Participant as a percentage of his or her base salary and the maximum value of cash and restricted stock unit awards each Participant is eligible to receive under the plan:

				Maximum
			Maximum	Restricted
	2008 Base	Bonus	Cash	Stock
Participant	Salary	Target(1)	Bonus(2)	Bonus(2)
John Paulson, Co-Chief Executive Officer	$200,000	80%	$160,000	$160,000
Ron Raup, Co-Chief Executive Officer	$200,000	80%	$160,000	$160,000
Karen VanDerBosch, Chief Financial Officer	$165,000	60%	$99,000	$99,000

(1)	Represents the percentage of the Participant’s 2008 base salary that may be paid to the Participant in the form of cash and restricted stock unit awards.

(2)	Equal to the Participant’s 2008 Base Salary multiplied by the Participant’s Bonus Target.
     Upon the Committee’s evaluation of the Company’s 2008 audited financial statements (the “Determination Date”), the Committee will determine the cash bonus to which each Participant is entitled. Each Participant’s 2008 cash bonus shall be the sum of his or her 2008 cash bonus for each incentive factor. For each incentive factor, the Committee shall determine each Participant’s 2008 cash bonus by multiplying the percentage achievement of the performance target for that incentive factor by the Participant’s Maximum Cash Bonus and the corresponding Incentive Factor Weight. For example, if the Company achieves 85% of the Notation revenue target in 2008, each Participant will receive a cash bonus equal to 85% of their Maximum Cash Bonus multiplied by the Incentive Factor Weight of 20%. Cash bonuses are capped at 100% for each incentive factor target and no Participant will receive a total cash bonus that exceeds 100% of their Bonus Target.
     If the Company’s shareholders approve an increase to the shares reserved under the Company’s 2003 Equity Incentive Plan, which proposal shall be submitted at the Company’s 2008 Annual Shareholder Meeting, each Participant will receive, on the date that shareholders approve the increase, a restricted stock unit award equal to the cash amount of his or her Maximum Restricted Stock Bonus divided by the per share price of Company common stock on the date the restricted stock units are granted (the “Maximum RSU Award”). On the Determination Date, the Committee will calculate the percentage of the Maximum RSU Award that each Participant has earned based on the Company’s 2008 performance and adjust the Maximum RSU Award downward if the Company’s performance did not meet or exceed 150% of the performance targets for all incentive factors (the “Earned RSU Award”).
     Each Participant’s Earned RSU Award shall be the sum of his or her Earned RSU Awards for each incentive factor. For each incentive factor, the Committee shall determine each Participant’s Earned RSU Award by doubling the percentage by which the Company’s actual performance exceeds 100% of the performance target for that incentive factor, and multiplying that figure by each Participant’s Maximum RSU Award and the corresponding Incentive Factor Weight. For example, if the Company’s actual performance is 110% of the operating margins target, each Participant’s Earned RSU Award would equal 20% of their Maximum RSU Award multiplied by the Incentive Factor Weight of 35%. Twenty-five percent of each Participant’s Earned RSU Award shall vest on the Determination Date and the remaining 75% will vest in 25% increments on the next three anniversary dates of the Determination Date, provided that the unvested portion of each earned restricted stock unit award is subject to forfeiture if, prior to vesting of such portion, the Participant has voluntarily terminated employment without good reason or has been terminated by the Company for cause.
     The Participants, as well as other employees upon recommendation to the Compensation Committee by the Co-Chief Executive Officers or the Chief Financial Officer, are also eligible to receive stock option awards. Such awards will be granted in the sole discretion of the Compensation Committee, and shall be available only if the Company’s performance meets or exceeds 80% of the target performance for all incentive factors. The aggregate number of option shares issued in any calendar year may not exceed 2.5% of the Company’s outstanding stock.